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                   [NEAL, GERBER & EISENBERG LLP LETTERHEAD]

                                                                     EXHIBIT 5.1

                                  May 10, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


              Re:  Danielson Holding Corporation
                   Registration Statement on Form S-8

Ladies and Gentlemen:

         We are counsel to Danielson Holding Corporation, a Delaware corporation (the "Company"), and in such capacity we have assisted in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of the Company's Registration Statement on Form S-8 (the "Registration Statement") relating to 2,436,273 shares of the Company's Common Stock, par value $.10 per share (the "Common Stock"), that may be issued from time to time pursuant to the Company's 1995 Stock and Incentive Plan (as amended effective December 12, 2000 and as further amended effective July 24, 2002, the "Plan").

         In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents, and
(iii) received such information from officers and representatives of the Company, as we have deemed necessary or appropriate for the purposes of this opinion.

         For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to any facts material to the opinions expressed herein, we have relied upon the statements and representations of officers and other representatives of the Company and others.


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NEAL, GERBER & EISENBERG LLP

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         Based upon the foregoing, we are of the opinion that (i) the issuance by the Company pursuant to the Plan of the 2,436,273 shares of Common Stock that are registered on the Registration Statement has been duly and validly authorized by all necessary corporate action on the part of the Company and (ii) when issued and paid for as described in the Plan and the applicable agreements thereunder, such shares will be duly and validly issued and outstanding, fully paid and non-assessable shares of Common Stock.

         We are attorneys admitted to practice only in the State of Illinois, and we express no opinion as to any laws other than (i) the federal laws of the United States of America, (ii) the laws of the State of Illinois and (iii) the General Corporation Law of the State of Delaware.

         Please be advised that David S. Stone, a partner of our firm, is currently the Acting General Counsel and Secretary of the Company and certain of its affiliates.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                Very truly yours,


                                                /s/ NEAL, GERBER & EISENBERG LLP